NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American (the 'Exchange' or 'NYSE American') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (the 'ADSs') of Samson Oil & Gas Limited (the 'Company') from listing and registration on the Exchange on November 27, 2017, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action pursuant to Section 1003 of the NYSE American Company Guide. Section 1003 states, in part, that the Exchange may commence delisting proceedings if the Company fails to meet the stockholders' equity requirement of $6,000,000 at the end of the maximum permitted 18-month compliance plan period. The Exchange, on September 14, 2017 determined to commence delisting proceedings and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. The Company was notified by phone and by letter on September 14, 2017. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange’s website on September 14, 2017. The Company had a right to appeal the determination to delist the ADSs by a Committee of the Board of Directors of the Exchange, provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On September 20, 2017 the Exchange received a letter from the Company to request a hearing before the Committee. The hearing was held on November 8, 2017. On November 16, 2017, the Committee issued a decision that affirmed the determination of the Exchange to delist the ADSs. The Exchange immediately suspended trading in the ADSs. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.